EXHIBIT 99.1

NEW PEOPLES BANKSHARES INC

August 7, 2023

Contact: C. Todd Asbury, President & CEO
New Peoples Bank
Phone: 276.873.6288

For Immediate Release

NEW PEOPLES BANKSHARES ANNOUNCES RETIREMENT AND TRANSITION OF PRESIDENT & CHIEF EXECUTIVE OFFICER



New Peoples Bankshares, Inc. (the "Company"), the holding company for New Peoples Bank, Inc. (the "Bank"), announced today that C. Todd Asbury, the Bank's President and Chief Executive Officer, will begin a planned transition to retirement in December 2023. Mr. Asbury has shared that, after nearly 20 years of service as a senior executive with the Bank, initially as the Chief Financial Officer, and then as President and Chief Executive Officer for the past nine years, he looks forward to expanding his role as a pastor with Adoration Church in Bristol, Virginia, where he has been a part-time senior pastor for many years.

Mr. Asbury will first step down as the Bank's President and Chief Executive Officer effective December 1, 2023, but will remain the President and Chief Executive Officer of the Company until May 31, 2024. Thereafter, he has agreed to remain on as a senior advisor to the Bank and the Company for an additional year to ensure a smooth transition of his roles and responsibilities. Mr. Asbury will remain a member of the Boards of Directors of both entities until at least May 2025.

In its announcement, the Company stated that "New Peoples Bank is deeply appreciative of the exceptional contribution Todd has made to the stability of the Bank, which he joined at a challenging time in our history, and for his steady hand in the many years since then. As our President and Chief Executive Officer, he has provided thoughtful executive leadership throughout the organization, and built a strong foundation for the next chapter." Board Chairman Lynn Keene added that, "on behalf of the Board of Directors, I would like to thank Todd for his service and for his exceptional, steadfast leadership. As President and CEO, Todd prioritized fiscal responsibility during his early years, and then focused on the systems necessary for the Bank's growth into our current position as a leading community bank in our market. Throughout his tenure, he has led the organization with uncompromising ethics that have allowed us to reach a position of fiscal and organizational strength."

Mr. Asbury noted his appreciation for the Board's support and stated that, "A little over 35 years ago I started in banking as a part-time teller and have had many opportunities to fulfill my aspirations. I am appreciative of the Board and their faith in me over the past nearly 20 years. When I assumed the role of President and CEO in December 2014, there was a lot of work to be done to get the bank turned around to the direction that it needed to go. Today, I feel accomplished, and with the Board's and our great team of employees' help, the bank is now safer, stronger and more profitable than ever in its 25 years."

Mr. Asbury continued "During the past 20 years, I have also served as senior pastor of Adoration Church in Bristol, Virginia. A lot of my attention has gone to my banking career, but now it is time to give more attention to ministry and to fulfill my purpose. When it is all over, I want to look back with no regrets. I have this opportunity and I am grateful. I am excited to start this new chapter of my life."

About New Peoples Bankshares, Inc.
New Peoples Bankshares, Inc. is a one-bank financial holding company headquartered in Honaker, Virginia. Its wholly-owned bank subsidiary provides banking products and services through its 18 locations throughout southwest Virginia, eastern Tennessee, western North Carolina and southern West Virginia. The Company's common stock is traded over the counter under the trading symbol "NWPP". Additional investor information can be found on the Company's website at www.newpeoples.bank/Bankshares-About-Us.

This news release contains statements concerning the Company's expectations, plans, objectives, future financial performance and other statements that are not historical facts. These statements may constitute "forward-looking statements" as defined by federal securities laws. These statements may address issues that involve estimates and assumptions made by management, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements. Important factors that may cause actual results to differ from projections include: (i) the success or failure of efforts to implement the Company's business plan; (ii) any required increase in the Company' regulatory capital ratios; (iii) satisfying other regulatory requirements that may arise from examinations, changes in the law and other similar factors; (iv) deterioration of asset quality; (v) changes in the level of the Company's nonperforming assets and charge-offs; (vi) fluctuations of real estate values in the Company's markets; (vii) the Company's ability to attract and retain talent; (viii) demographical changes in the Company's markets which negatively impact the local economy; (ix) the uncertain outcome of enacted legislation to stabilize the United States financial system; (x) the successful management of interest rate risk; (xi) the successful management of liquidity; (xii) changes in general economic and business conditions in the Company's market area and the United States in general; (xiii) credit risks inherent in making loans such as changes in a borrower's ability to repay and the Company's management of such risks; (xiv) competition with other banks and financial institutions, and companies outside of the banking industry, including online lenders and those companies that have substantially greater access to capital and other resources; (xv) demand, development and acceptance of new products and services the Company has offered or may offer; (xvi) the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System, inflation, interest rate, market and monetary fluctuations; (xvii) the occurrence of significant natural disasters, including severe weather conditions, floods, health related issues and other catastrophic events; (xviii) technology utilized by the Company; (xix) the Company's ability to successfully manage cyber security; (xx) the Company's reliance on third-party vendors and correspondent banks; (xxi) changes in generally accepted accounting principles; (xxii) changes in governmental regulations, tax rates and similar matters; (xxiii) disruptions in the financial services industry or individual financial institutions and the subsequent media attention that could impact our customers' behavior; and (xxiv) other risks which may be described in future filings the Company makes with the Securities and Exchange Commission. The Company expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.